Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Helios & Matheson Analytics, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Helios and Matheson Analytics Inc. of our report dated March 28, 2016, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Helios and Matheson Analytics Inc. for the year ended December 31, 2015.

We also consent to the reference to our firm under the caption “Experts” in this Prospectus, which is part of this Registration Statement.

/S/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey

December 23, 2016